EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Doug Farrell

Vice President of Investor Relations

408-731-5285

AFFYMETRIX REPORTS THIRD QUARTER 2008 RESULTS

Santa Clara, Calif. — October 23, 2008 — Affymetrix Inc., (Nasdaq: AFFX) today reported its operating results for the third quarter of 2008.  Total revenue for the quarter was $75.2 million, as compared to total revenue of $95.0 million in the third quarter of 2007.

Product revenue was $66.0 million, which consists of array and reagent revenue of $59.8 million and instrument revenue of $6.2 million.  Service revenue was $6.1 million, and royalties and other revenue were $3.1 million for the third quarter of 2008.  This compares to third quarter 2007 product revenue of $69.7 million.  Service revenue was $10.8 million, and royalties and other revenue were $14.4 million for the third quarter of 2007.  Affymetrix shipped 29 GeneChip® systems in the quarter, bringing its cumulative systems shipped to 1,790 at the end of the third quarter.

The Company reported net loss of approximately $31.8 million or $0.46 per diluted share in the third quarter of 2008, which includes a pretax restructuring charge of $14.6 million or $0.21 per diluted share, as compared to net income of $2.6 million or $0.04 per diluted share in the third quarter of 2007, which included a pretax restructuring charge of $5.7 million or $0.08 per diluted share.

Cost of product sales was $32.3 million in the third quarter of 2008 compared to $28.2 million in the same period of 2007.  Cost of services was $5.8 million compared to $7.3 million in the third quarter of 2007.  Product gross margin was 51.0 percent in the third quarter of 2008, including the impact of $3.1 million of accelerated depreciation for Sacramento manufacturing assets whose remaining useful life was shortened as a result of the closing of our West Sacramento facility.  This compares to 59.5 percent in the third quarter of 2007.

Operating expenses were $68.8 million for the third quarter of 2008, which includes restructuring charges of $14.6 million and acquisition related charges of $5.1 million, as compared to $55.5 million in the third quarter of 2007, which included restructuring charges of $5.7 million.

Financial Outlook for Q4 2008

The Company expects the fourth quarter revenue to be essentially flat to third quarter levels and total revenue for the year in the range of $408 million to $415 million, including the first quarter Intellectual Property payment of $90 million.  Total gross margin is expected to be approximately 63 percent, of which 10 points is expected to be attributable to the one-time $90 million payment.  The Company expects total operating expenses between $240 million to $243 million, including total restructuring charges of approximately $33 million and acquisition related charges of $6 million.

Subsequent to the end of the third quarter of 2008, the decline in the Company’s stock price led to the Company’s market value falling below its net equity value, along with other conditions in its business, which are defined as indicators of impairment of goodwill and other intangibles under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangibles.  Therefore, the Company is required to assess whether or not an impairment of its intangible assets has occurred and will be conducting an evaluation of the fair market value of these and other assets, including our deferred tax assets.  The Company expects to complete its impairment analysis during the fourth quarter.

Recent Highlights

DNA Analysis

•                  Affymetrix announced the Wellcome Trust Sanger Institute has developed a catalog of structural genomic changes in almost 800 cancer cell lines using the company’s Genome-Wide Human SNP Array 6.0. Cancer cell lines are invaluable reagents in analyzing the molecular biology of the disease as well as important tools in developing new healing methods.

•                  The Company announced researchers around the world have used the Affymetrix Genome-Wide Human SNP Arrays 5.0 and 6.0 to uncover important links between copy number variations (CNVs) and schizophrenia. Researchers from the United States, Europe and Asia published their findings in recent issues of Nature and Nature Genetics.

RNA Analysis

•                  Affymetrix announced the launch of its 3’ IVT Express Kit, a faster and more reliable option for manual target preparation on Affymetrix’ industry-standard 3’ IVT array cartridges. The kit offers new streamlined protocols and requires less starting sample material, enabling researchers to generate high-quality gene expression results faster than before.

Molecular Diagnostics

•                  The Company announced the U.S. Food and Drug Administration (FDA) has granted regulatory clearance to its GCS3000Dx (GCSDx) platform for in vitro gene expression diagnostic testing. The microarray system was granted clearance along with the Pathwork® Tissue of Origin (TOO) Test from Pathwork Diagnostics Inc. This test analyzes a tumor’s gene expression profile to aid in diagnosing the source of hard-to-identify tumors and is the first of its kind to receive FDA clearance.

•                  Affymetrix and Medical Prognosis Institute A/S (MPI), a leading cancer diagnostic development company based in Denmark, announced that they have signed a Powered by AffymetrixTM agreement. With this agreement, MPI gains non-exclusive access to Affymetrix microarray technology to develop and commercialize drug sensitivity prediction and prognostic products for patients with cancer.

Custom Arrays

•                  Affymetrix announced that the PhyloChip, a custom Affymetrix microarray developed by Lawrence Berkeley National Laboratory, won the bronze prize in the 2008 Wall Street Journal Technology Innovation Awards. The PhyloChip helps researchers identify dangerous pathogens before they can affect humans.

Instrumentation

•                  The Company launched the GeneTitanTM System, the only complete platform to automate customer workflow from target preparation through array processing and data analysis, which maximizes data reproducibility, user productivity and throughput scalability. The first application, whole-genome expression profiling, benefits from the new, flexible 24- and 96-array plate format with whole-genome content on a single array and the new HT 3’ IVT Express Assay, which uses a streamlined protocol and less starting material.

Core Labs

•                  Affymetrix announced that one of South Africa’s largest public core labs has begun offering genomic research on the Affymetrix GeneChip® platform. The Centre for Proteomic and Genomic Research is using many Affymetrix GeneChip arrays, such as the exon array and the SNP Array 6.0, to explore applications with molecular diagnostics potential, large-scale genotyping and novel ways of advancing drug research and development across the country.

Corporate

•                  Affymetrix announced the addition of John F. (Rick) Runkel to its management team as Executive Vice President and General Counsel.  Prior to joining Affymetrix, Runkel served as senior vice president and general counsel at Intuitive Surgical Inc, a leader in surgical robotics.

Affymetrix’ management team will host a conference call on October 23, 2008 at 2:00 p.m. PT to review its operating results for the third quarter of 2008. A live webcast can be accessed by visiting the Investor Relations section of the Company’s website at www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (866) 500-AFFX, international: (706) 643-2771.

A replay of this call will be available from 5:00 p.m. PT on October 23, 2008 until 8:00 p.m. PT on October 30, 2008 at the following numbers: domestic: (800) 642-1687, international: (706) 645-9291. The passcode for both replays is 67704611.  An archived webcast of the conference call will be available under the Investor Relations section of the Company’s website at www.affymetrix.com.

About Affymetrix

Affymetrix GeneChip® microarray technology is the industry-standard tool for analyzing complex genetic information. After inventing microarray technology in the late 1980s, Affymetrix scientists have been dedicated to developing innovative products that provide researchers with a more complete view of the genome. These products continue to accelerate genetic research and enable scientists to develop diagnostics and tailor treatments for individual patients by identifying and measuring the genetic information associated with complex diseases.

Today, Affymetrix technology is used by the world’s top pharmaceutical, diagnostic and biotechnology companies, as well as leading academic, government and not-for-profit research institutes. More than 1,700 systems have been shipped around the world and more than 13,000 peer-reviewed papers have been published using the technology.

Affymetrix is headquartered in Santa Clara, Calif., and has manufacturing facilities in Sacramento, Calif., Cleveland, Ohio, and Singapore. The company has about 1,100 employees worldwide and maintains sales and distribution operations across Europe and Asia. For more information about Affymetrix, please visit the company’s website at www.affymetrix.com.

All statements in this press release that are not historical are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix’ “expectations,” “beliefs,” “hopes,” “intentions,” “strategies” or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to: risk relating to past and future acquisitions; risks of the company’s ability to achieve and sustain higher levels of revenue, higher gross margins and reduced operating expenses; uncertainties relating to technological approaches, risks associated with manufacturing and product development, including risks relating to the relocation of a substantial portion of our manufacturing to Singapore; personnel retention; uncertainties relating to cost and pricing of Affymetrix products; dependence on collaborative partners; uncertainties relating to sole-source suppliers; uncertainties relating to FDA and other regulatory approvals; competition; risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix’ Form 10-K for the year ended December 31, 2007, and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix’ expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

PLEASE NOTE:

Affymetrix, the Affymetrix logo and GeneChip are trademarks owned or used by Affymetrix, Inc.

—    Financial Charts to Follow

AFFYMETRIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

(UNAUDITED)

	September 30, 2008	December 31, 2007
		(Note 1)
ASSETS:
Current assets:
Cash and cash equivalents	$315,151	$288,644
Restricted cash	7,844	—
Available-for-sale securities – short-term portion	256,410	205,718
Accounts receivable, net ($67 in 2008 and $389 in 2007 from Perlegen Sciences)	63,464	81,941
Inventories	46,373	42,912
Deferred tax assets – current portion	7,825	28,584
Notes receivable from employees – current portion	—	1,376
Prepaid expenses and other current assets	15,732	17,933
Total current assets	712,799	667,108
Available-for-sale securities – long-term portion	10,938	89,912
Property and equipment, net	107,087	143,884
Acquired technology rights, net	54,859	46,797
Goodwill	193,000	125,050
Deferred tax assets – long-term portion	45,886	18,426
Notes receivable from employees – long-term portion	—	487
Other assets	33,522	41,927
Total assets	$1,158,091	$1,133,591

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$54,290	$61,543
Deferred revenue – current portion	18,276	22,498
Total current liabilities	72,566	84,041
Deferred revenue – long-term portion	3,668	3,922
Other long-term liabilities	10,451	10,971
Convertible notes	436,250	436,250
Stockholders’ equity:
Common stock	702	692
Additional paid-in capital	734,390	704,189
Accumulated other comprehensive income	(2,261)	1,998
Accumulated deficit	(97,675)	(108,472)
Total stockholders’ equity	635,156	598,407
Total liabilities and stockholders’ equity	$1,158,091	$1,133,591

Note 1:

The condensed consolidated balance sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2007.

AFFYMETRIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue:
Product sales ($46 and $843 in 2008 and $355 and $11,456 in 2007 from Perlegen Sciences)	$65,952	$69,727	$203,780	$202,621
Services	6,132	10,829	23,557	31,617
Royalties and other revenue	3,105	14,430	104,338	29,490
Total revenue	75,189	94,986	331,675	263,728

Costs and expenses:
Cost of product sales ($4 and $446 in 2008 and $166 and $4,494 in 2007 from Perlegen Sciences)	32,347	28,246	90,581	76,117
Cost of services	5,791	7,307	18,160	24,473
Cost of royalties and other revenue	29	39	81	185
Research and development	20,739	16,489	59,098	55,143
Selling, general and administrative	28,409	33,300	92,782	102,800
Acquired in-process technology	5,100	—	5,900	—
Restructuring charges	14,571	5,737	29,379	12,879
Total costs and expenses	106,986	91,118	295,981	271,597
(Loss) income from operations	(31,797)	3,868	35,694	(7,869)
Interest income and other, net	1,672	291	10,830	8,382
Interest expense	(3,497)	(417)	(10,634)	(1,246)

(Loss) income before income taxes	(33,622)	3,742	35,890	(733)
Income tax benefit (provision)	1,802	(1,162)	(25,093)	550
Net (loss) income	$(31,820)	$2,580	$10,797	$(183)

Basic and diluted net (loss) income per common share	$(0.46)	$0.04	$0.16	$(0.00)

Shares used in computing basic net (loss) income per share	68,582	68,356	68,542	68,170
Shares used in computing diluted net (loss) income per share	68,582	68,725	68,650	68,170